Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES FISCAL 2014 RESULTS

REVENUES OF $224.0 MILLION • EARNINGS PER SHARE OF $2.86

APPROVES ANNUAL DIVIDEND OF $0.60

SUCCESSION PLAN ANNOUNCED

Bridgewater, MA — October 23, 2014 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $61.0 million for the quarter ended August 31, 2014.  This represents an increase of $2.5 million or 4.2% compared to $58.6 million in the same quarter of last fiscal year.  Net income attributable to Chase Corporation of $7.0 million in the current quarter increased $1.1 million or 19.0% from $5.9 million in the prior year period.  Earnings per diluted share of $0.75 in the fourth quarter of fiscal 2014 represented an increase of $0.11 compared to $0.64 per share in fiscal 2013.

For the fiscal year ended August 31, 2014, revenues increased $7.9 million or 3.7% to $224.0 million, compared to $216.1 million in the prior year.  Net income attributable to Chase Corporation increased $9.4 million or 54.7 % to $26.6 million or $2.86 per share in the current fiscal year from $17.2 million or $1.87 per share in fiscal 2013.

The Company also announced a cash dividend of $0.60 per share to shareholders of record on November 3, 2014 and payable on December 4, 2014.

Peter R. Chase, Chairman and Chief Executive Officer, commented,

“Fiscal Year 2014 was very successful despite many challenges that our leadership team overcame to achieve the results.  Our balance sheet is very strong with ample working capital for expected needs.

“We are increasing the annual dividend this year to a total of $0.60 per share.  We have been consistent in paying an annual dividend, recognizing its importance to many shareholders, and expect to maintain this practice.  In addition to our regular dividend on operating results of $0.50 per share is an additional distribution of $0.10 per share related to the sale of a non-strategic business earlier in the year.

Adam P. Chase, President and Chief Operating Officer, added,

“We had a strong finish to the fiscal year.  Solid performances from our European operations continued in the fourth quarter led by Middle East project demand for pipeline coatings and European automotive application demand for electronic coatings.

“Our strategic diversification continues to serve us well with several product lines in both segments exceeding expectations, offsetting shortfalls from others, and leading to growth for the quarter and fiscal year.  Several strategic operations initiatives were successfully completed in fiscal 2014.  Following the sale of our Insulfab® product line and associated assets in the first quarter, we consolidated other business from our former Taylorsville, NC plant into the nearby Lenoir facility.  The Enterprise Resource Planning (ERP) system implementation is on track for full company-wide deployment by the end of this calendar year.  We are grateful for the efforts our associates have demonstrated over the past two years to make this important project a success and for their dedication in driving continuous improvement.”

Peter R. Chase also commented,

“On a personal note, I am completing my 21st year as Chief Executive Officer of Chase Corporation.  I have been blessed with many dedicated, hard-working associates throughout the years and am grateful for their significant contributions toward the growth of the company.  During the past few years we have worked to upgrade our management talent and succession planning at all levels which has enabled us to improve results.  Organizational development has included a number of new senior management positions.  In addition, Adam Chase, President and Chief Operating Officer, has steadily assumed more of the day-to-day management responsibility.  Effective with our annual shareholders meeting scheduled for February 3, 2015, and subject to final board approval at that time, Adam will be named Chief Executive Officer and I will move to Executive Chairman.  Adam and I have worked closely together for a number of years and will continue to do so for the foreseeable future.”

The following table summarizes the Company’s financial results for the three months and years ended August 31, 2014 and 2013.

	For the Three Months Ended		For the Year Ended
	August 31,		August 31,
All figures in thousands, except per share figures	2014	2013	2014	2013
Revenues	$61,033	$58,558	$224,006	$216,062
Costs and Expenses
Costs of products and services sold	38,697	38,463	145,193	146,035
Selling, general and administrative expenses	11,752	10,996	42,640	43,236
Operating income	10,584	9,099	36,173	26,791
Gain on Sale of Product Line	—	—	5,706	—
Other Expense, net	(283)	(275)	(1,389)	(981)
Income before income taxes	10,301	8,824	40,490	25,810
Income taxes	3,401	2,976	13,967	9,070
Net Income	$6,900	$5,848	$26,523	$16,740
Addback net loss attributable to non-controlling interest	112	48	108	474
Net income attributable to Chase Corporation	$7,012	$5,896	$26,631	$17,214
Net income per diluted share	$0.75	$0.64	$2.86	$1.87
Weighted average diluted shares outstanding	9,175	9,040	9,165	8,978
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$7,012	$5,896	$26,631	$17,214
Interest expense	277	306	1,143	1,294
Income Taxes	3,401	2,976	13,967	9,070
Depreciation expense	1,413	1,453	5,692	5,872
Amortization expense	1,239	1,195	4,822	4,793
EBITDA	$13,342	$11,826	$52,255	$38,243
Gain on sale of product line	—	—	(5,706)	—
Cost of Sale of Inventory Step-up	—	—	—	564
Defined benefit plan settlement costs	348	—	348	1,223
Adjusted EBITDA	$13,690	$11,826	$46,897	$40,030

As of August 31, 2014, the Company’s net working capital was approximately $90 million, including cash on hand of $53 million. Cash grew by $23.2 million over the fiscal year from a combination of both normal operations and $9.2 million from the sale of a non-strategic business.  The outstanding balance of the Company’s term debt is $58.8 million.  The Company’s $15.0 million line of credit is fully available.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:                      508.819.4219

E-mail:                    investorrelations@chasecorp.com

Website:             www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.